Exhibit 99.1

For Immediate Release Contact: Harvey Grossblatt, President Universal Security Instruments, Inc. 410-363-3000, Ext. 224 Or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Universal Security Instruments Announces the Filing of its Form 10-K and Reports Fourth-Quarter and Year-End Results

OWINGS MILLS, Md. September 28, 2016 - Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced that it has filed its Annual Report on Form 10-K for the fiscal year ended March 31, 2016 which was not timely filed due to unforeseen delays in the completion of the financial statements of the Company’s 50%-owned Hong Kong Joint Venture. As previously reported, the Company had received a letter from NYSE MKT LLC (the “Exchange”) stating that the delayed filing of the Form 10-K and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 violated Exchange rules and that unless prompt corrective action is taken, the Company could be subject to delisting. The Company believes that the filing of the Annual Report on Form 10-K satisfies the Exchange’s requirements for prompt corrective action with respect to the Company’s late Annual Report on Form 10-K, and the Company is working diligently to file its late Quarterly Report on Form 10-Q.

The Company reported the following for its fourth quarter and fiscal year ended March 31, 2016:

•	For the fourth quarter ended March 31, 2016, a net loss of $775,241, or $0.34 per basic and diluted share, on sales of $3,413,217. This compares to a net loss of $748,500, or $0.32 per basic and diluted share, on sales of $2,782,210 for the comparable period of the previous year.
•	For the 12 months ended March 31, 2016, sales increased 38.9% to $13,740,840 versus $9,891,554 for the same period last year. The Company reported a net loss of $2,137,792, or $0.92 per basic and diluted share, versus a net loss of $3,704,985, or $1.60 per basic and diluted share, for the same period last year.

Harvey Grossblatt, President and Chief Executive Officer said, “The Company continues to increase it sales of its new line of sealed ionization smoke, carbon monoxide and combination alarms and expects this trend to continue and to accelerate with the completion of its sealed photoelectric units in the January to March 2017 quarter . Also the Company expects its Joint Venture sales to increase which should return the Joint Venture to profitability. In addition the Company is pleased to report that the auditor’s opinion letter to the audited consolidated financial statements for the fiscal year ended March 31, 2016 no longer includes a going concern qualification as management continues to execute on its plan to increase sales, obtain additional financing, and reduce expense.”

11407 CRONHILL DRIVE, SUITE A • OWINGS MILLS, MARYLAND 21117, USA

(410) 363-3000  •  www.universalsecurity.com

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 47 year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

Universal/Page 2

UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(UNAUDITED)
	Three Months Ended March 31,
	2016	2015
Net sales	$3,413,217	$2,782,210
Net loss	(775,241)	(748,500)
Net loss per share – basic and diluted	(0.34)	(0.32)

Weighted average number of common shares outstanding
Basic and diluted	2,312,887	2,312,887

	(AUDITED)
	Fiscal Year Ended March 31,
	2016	2015
Net sales	$13,740,840	$9,891,554
Net loss	(2,137,792)	(3,704,985)
Net loss per share – basic and diluted	(0.92)	(1.60)

Weighted average number of common shares outstanding
Basic and diluted	2,312,887	2,312,887

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
	2016	2015

ASSETS

Cash	$362,728	$49,427
Funds held by factor	-	631,906
Accounts receivable and amount due from factor	1,929,604	1,788,323
Inventory	3,883,247	3,852,182
Prepaid expenses	410,166	438,745
TOTAL CURRENT ASSETS	6,585,745	6,760,583

INVESTMENT IN HONG KONG JOINT VENTURE	11,779,663	12,943,280
PROPERTY, PLANT AND EQUIPMENT – NET	71,556	104,618
OTHER ASSETS	73,075	97,547
TOTAL ASSETS	$18,510,039	$19,906,028

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit - factor	$313,891	$-
Accounts payable trade	587,343	668,846
Accounts payable– Hong Kong Joint Venture	1,070,103	299,985
Accrued liabilities	150,807	180,200
TOTAL CURRENT LIABILITIES	2,122,144	1,149,031

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; 20,000,000 authorized, 2,312,887 shares outstanding at March 31, 2016 and 2015	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Retained earnings	2,450,540	4,588,332
Accumulated other comprehensive income	1,028,385	1,259,695
TOTAL SHAREHOLDERS’ EQUITY	16,387,895	18,756,997
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,510,039	$19,906,028